Exhibit 3.63
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STATE OF ALABAMA	)

JEFFERSON COUNTY	)
ARTICLES OF ORGANIZATION
OF
LSI ALABAMA, LLC
          I, the undersigned, desiring to form a limited liability company pursuant to the laws of the State of Alabama, certify as follows:
1. The name of the limited liability company is LSI ALABAMA, LLC

2. The existence of the limited liability company shall commence on the date of the filing of these Articles of Organization in the Office of the Judge of Probate of Jefferson County, Alabama, and its duration shall be perpetual; provided, however, that the limited liability company shall be dissolved (a) upon the written consent of all of the members; (b) as provided in the Operating Agreement; or (c) as may be required by the Alabama Limited Liability Company Act.

3. The purpose for which this limited liability company is organized is to engage in the transaction of any or all lawful business for which limited liability companies may be organized under the laws of the State of Alabama.

4. The location and mailing address of the initial registered office shall be 2311 Highland Avenue South, Birmingham, Alabama 35205, and the name of the initial registered agent at said address shall be Maurice L. Shevin.

5. The name and mailing address of the initial member of the limited liability company is as follows:

NAME	MAILING ADDRESS

Lender’s Service, Inc.	700 Cherrington Parkway
Coraopolis, PA 15108
6. The members of the limited liability company shall have the right to admit additional members to the limited liability company upon the unanimous written consent of all the members of the limited liability company.
7. The limited liability company shall be managed by its members.
          IN WITNESS WHEREOF, the undersigned has affixed his hand and seal on this 10th day of September, 2001.

This instrument was prepared by:	LENDER’S SERVICE, INC.
Bradley J. Sklar, Esq.	(Member)
P.O. Box 55727
Birmingham, AL 35255-5727
	By:	/s/ Joseph J. Murin
Joseph J. Murin
	Its:	President and CEO